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                                                                  Exhibit 11 (d)
                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                         Earnings Per Share Computations
                                   (Unaudited)
            (Millions of Dollars, except share and per share amounts)



                                                             Six Months Ended
                                                              June 30, 1996
                                                          ----------------------
                                                          Primary  Fully Diluted
                                                          -------  -------------
Net earnings available for common stockholders             $48.0       $48.0
                                                           ======      =====
Weighted average number of shares of common
stock outstanding during the period exclusive
of the following:                                            48.2       48.2
Common stock equivalents:
  Restricted stock                                             .2         .2
  Non qualified stock options                                 2.1        2.1
Adjusted weighted average number of shares of
  common stock outstanding during the period                 50.5       50.5
                                                            =====      =====
Earnings per share                                          $ 0.94     $ 0.94
                                                            =====      =====




See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share.